Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. ANNOUNCES CONVERSION OF $7.2 MILLION IN DEBENTURES ISSUED IN AUGUST 2009

HOUSTON – (May 4, 2010) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s premier chain of upscale gentlemen’s clubs, has converted $7.2 million in 10 percent convertible debentures that were issued in August 2009.

The company sent a notice of redemption to all holders of the debentures exercising its right to redeem the principal amount of the debentures plus all accrued but unpaid interest.  Upon receipt of the redemption notice all holders exercised their right to convert the entire outstanding principal amount plus accrued but unpaid interest of $176,000.

Accordingly Rick’s Cabaret today issued an aggregate of 842,972 shares of its common stock to the debenture holders. No cash payments were made to the debenture holders in connection with the conversion.

“This conversion significantly reduces our long term debt, strengthens our balance sheet and will save us over $700,000 a year in interest expense,” said Eric Langan, President and CEO of Rick’s Cabaret.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com http://www.ricks.com/.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com